EXHIBIT 6.53


                EUROPEAN INVESTOR RELATIONS CONSULTING AGREEMENT


Between:          MAGDALENA FINANCE CORP.,
                  (the "Consultant")
At:               c/o Buser Management,
                  Todistr. 51, CH-8039 Zurich, Switzerland
                  Facsimile: ______________________

And:              IQ POWER TECHNOLOGY INC.
                  (the "Company")
At:               c/o Erlenhof Park, Inselkammer Strasse 4,
                  D-82008 Unterhaching, Germany
                  Facsimile: 011-4989-614483-40

IN CONSIDERATION of the mutual promises and covenants and the terms and conditions set out in sections 1.00 through 9.00 attached, the Company hereby offers and the Consultant hereby accepts engagement with the Company upon the terms and conditions set forth herein:

Position:                  Investor Relations Part-Time Dependent Consultant.

Services:                  Services to be provided shall relate generally to the
                           position of the Consultant and shall include those items and be provided in the manner described in Schedule A.

Term of Agreement: This Agreement shall have an initial term of 12 months and be deemed to have commenced on May 1, 2001, notwithstanding the date of execution.

Period of Services:        40 hours per week including market opening hours

Compensation:              As  consideration  for the Services of the Consultant
                           hereunder, the Company shall pay the Consultant a fee of US$62,500 through the issue of 250,000 shares of the Company (the "Shares') at a deemed price of $0.25 per share in monthly installments of 20,850 shares in each of the first eleven months and 20,650 shares in the twelfth month, each such installment due within seven days of the end of the calendar month for which that installment accrued due.

Company Contact Person::   Peter Braun, President

Consultant Contact         ________________________
Person:



Executed  and  delivered  by and on     Executed and  delivered by and on behalf
behalf of the Company at Unterhaching,  of the Consultant at _________________,
Germany, effective ____________.        effective ___________________.


IQ POWER TECHNOLOGY INC.                MAGDALENA FINANCE CORP.

Per: ------------------------------     Per:  ------------------------------
     Peter Braun, President
                                        Title: ------------------------------

                              CONSULTING AGREEMENT
                              TERMS AND CONDITIONS

1.00  Representations, Warranties, and Covenants of the Consultant
------------------------------------------------------------------

1.01 The Consultant represents and warrants to, and covenants with, the Company, as follows:

a. the Consultant has the ability, experience and skills necessary to carry out its obligations under this Agreement;

b. the Consultant and its officer, employees, agents and consultants shall comply with all securities laws and regulations applicable to the Company or the Consultant, and all policies, rules and requirements of any exchange or quotation system on which the shares of the Company trade;

c. the Consultant shall, and shall cause its officers, employees, agents and co-consultants to, act at all times in the best interests of the Company;

d. the Consultant, upon notice from the Company, will cease all Services for the period directed by the Company without effect on the payment of compensation due hereunder unless this Agreement is terminated in connection with the request to cease Services;

e. the Consultant will not distribute or disseminate any information concerning the Company in any form or medium, unless such information has been provided to the Consultant by the Company for distribution or dissemination, or the Company has reviewed and approved such information prior to its distribution of dissemination by the Consultant; and

f. the Consultant will not engage in any transaction involving the offer or sale of securities of the Company, and will not solicit or encourage any other party to engage in any transaction involving the offer or sale of securities of the Company, at any time that the Consultant is in possession of material non-public information concerning the Company.

2.00 Position and Services
--------------------------

2.01 The Consultant shall provide the Services indicated on the first page hereof and in such capacity, shall carry out the duties and responsibilities commensurate with that position as such duties are more specifically defined from time to time during the term of this Agreement by the Board of Directors of the Company.

2.02 In providing his services hereunder, the Consultant shall report to and take directions from the Chief Financial Officer of the Company, subject to overriding directions from the President of the Company or the Board of Directors of the Company.

2.03 The Company will provide the Consultant on a regular basis at the appropriate occasions with corporate news, which the Consultant with regard to his editorial responsibility will adapt and make public. The Company may draw the Consultant's attention to the point of time and the relevant countries, when and where the news have to be made public.

2.04 The Company shall use its best efforts to ensure the corporate and other information delivered by the Company to the Consultant is accurate, that publication of such information does not infringe the rights of a third party, and that the relevant laws, which necessitate a publication, have been observed and not violated.

2.05 The Company exempts the Consultant from any claim of damages, claim of costs or any other claim, which might effect the property of the Consultant which arises from the fact that data or information of any kind provided by the Company are not correct or are violating the rights of a third party. Incorrect are those data or information which can not be proven in court.

2.06 The Consultant is not obliged to succeed in achieving a specific stock performance for the Company as to either price or volume.

2.07 The Company will take charge and be responsible for compliance with the relevant securities law, company law and any other law which prescribes the publication of certain information and certain data at a certain time or certain event if this information or data are published in connection with the sale of securities.


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                                                            Consulting Agreement
                                                                          Page 3



3.00 Terms; Termination of Engagement
-------------------------------------

3.01 The term of engagement pursuant to this Agreement shall be for the term stated on the first page hereof and thereafter engagement shall continue on a monthly basis until terminated by the Company or the Consultant. Either party may terminate the Consultant's engagement as follows:

a. the Consultant may terminate his services at any time and for any reason upon one month's written notice to the Company;

b. the Company may terminate the Consultant's services at will. If the Company terminates the Consultant's engagement without cause, the Consultant's salary and benefits shall continue for at least the initial term of the Agreement

c. the Company may terminate the Consultant's services for cause after reasonable notice of any non-performance has been given by the Company to the Consultant and a reasonable opportunity has been afforded to the Consultant to remedy any instance of non-performance. For purposes of the preceding sentence, "cause" shall include but not be limited to:

     i.    fraud,

     ii.   conviction or confession of an indictable offense,

     iii.  destruction or theft of the Company's property,

     iv.   misconduct materially injurious to the Company, or

     v.    any breach or threatened breach of this Agreement.

3.02 If the Consultant's engagement is terminated:

a. subject to paragraph 3.01.b, no further compensation coming due under this Agreement after the date of termination shall be payable by the Company; and

b. the Consultant shall continue to be bound by the terms of section 6.00 of this Agreement.

4.00 Compensation
-----------------

4.01 During the term of this Agreement, the Consultant shall be paid in accordance with the compensation provisions on the first page hereof. This compensation may be increased from time to time subject to the approval of the Board of Directors of the Company and, where required, any regulatory body having jurisdiction.

4.02     The Consultant represents and warrants to the Issuer that:

a. the Consultant is aware that the Shares have not been qualified under a Securities Act or Exchange Act (an "Act") or any regulations or rules thereunder (the "Rules") for distribution to the public, that the issuance of the Shares pursuant to this Agreement is to be by way of private placement exempted from the registration requirements of any Act and from the prospectus requirements of any Act under an exemption to be determined by the Issuer, and that the Consultant is restricted from using most of the civil remedies available under such Acts and the Rules thereto and may not receive information that would be otherwise available to him under such Acts and the Rules in connection with his purchase of the Shares;
b. the Consultant is acquiring the Shares as principal and no other person, firm or corporation will have a beneficial interest in the Shares;
c. the Shares are being acquired for investment purposes only and not with a view to resale or distribution;
d. the Consultant is not a control person of the Issuer as defined in any securities act applicable to the issue of the Shares and the acquisition of the Shares will not result in the Consultant owning 20% or more of the issued and outstanding shares of the Issuer or becoming a control person;
e. the Consultant is not acquiring the Shares as a result of any material information about the affairs of the Issuer that has not been publicly disclosed, save knowledge of this particular transaction;

                                                            Consulting Agreement
                                                                          Page 4


f. the Consultant is not a resident of Canada and this Agreement is not subject to the securities laws of any province or territory in Canada;
g. the Consultant is not a "U.S. Person" (the definition of which includes, but is not limited to, an individual resident in the United States and an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the United States);
h. the Consultant was outside the United States at the time of execution and delivery of this subscription agreement;
i. no offers to sell the Shares were made by any person to the Consultant while the Consultant was in the United States;
j. the Shares are not being acquired directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States and the Consultant does not have any agreement or understanding (either written or oral) with any U.S. Person respecting:

     i. the transfer or assignment of any rights or interest in any of the Shares,
     ii the division of profits, losses, fees, commissions, or any financial stake in connection with this subscription, or
     iii. the voting of the common shares;

k. the Consultant and the Issuer agree that the Issuer may not permit the transfer of the Shares unless such transfer is made in accordance with Regulation S under the 1933 Act;
l. the Consultant acknowledges that the Shares have not been registered under the United States Securities Act of 1933 (the "1933 Act"), and may not be offered or sold in the United States, and the Consultant undertakes and agrees that it will not offer or sell the Shares during the 40-day period following the date of issue (the "Distribution Compliance Period"). After such 40-day Distribution Compliance Period, the Consultant undertakes and agrees to sell such Shares only outside the United States in a transaction meeting the requirements of Regulation S under the 1933 Act. The Consultant understands that the Corporation has no obligation or present intention of filing a registration statement under the 1933 Act in respect of the Shares; and
m. the Consultant agrees not to engage in hedging transactions with regard to the Shares prior to the expiration of the 40-day Distribution Compliance Period; and the Consultant acknowledges and agrees with the Corporation that the Corporation shall refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the 1933 Act.

5.00 Non-circumvention of Consultant
------------------------------------

5.01 In and for valuable consideration, the Company agrees that:

a. the Consultant may introduce the Company (whether written, oral, data, or otherwise made by the Consultant) to opportunities (the "Opportunities"), including, without limitation, existing or potential investors, lenders, borrowers, trusts, corporations, and unincorporated business entities;

b. the identity of the Opportunities, and all other information concerning the Opportunities (including, without limitation, all mailing information, telephone and facsimile numbers, email addresses, and other contact information) introduced hereunder are the property of the Consultant and shall be treated as confidential information;

c. it shall not use such information except in the context of joint venture with the Consultant, and never without the Consultant's prior written approval;

d. neither it, nor its employees, affiliates and assigns shall enter into, or otherwise arrange (either for itself or any other person of entity) any business relations, contact any person of an Opportunity, either directly or indirectly, or any of its affiliates, or accept any compensation or advantage in relation to an Opportunity except as directed through the Consultant, without the prior written approval of the Consultant.

The Consultant is relying on the Company to assent to these terms and the intent of the Company to be bound by the terms as evidenced by the Company's execution of this Agreement. Without the assent of the Company

                                                            Consulting Agreement
                                                                          Page 5


to these terms, the Consultant would not introduce any Opportunity or disclose any confidential information in pursuance of this Agreement.

6.00 Ownership of Technology; Confidentiality
---------------------------------------------

6.01 The Consultant recognizes and acknowledges that during the course of his engagement, he will have access to certain information not generally known to the public, relating to the products, sales or business of the Company which may include, without limitation, software, literature, data, programs, Company contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets or any other proprietary or confidential matter (collectively, the "Confidential Information"). The Consultant recognizes and acknowledges that this Confidential Information constitutes a valuable, special and unique asset of the Company, access to and knowledge of which are essential to the performance of the Consultant's duties. The Consultant acknowledges and agrees that all such Confidential Information, including without limitation that which the Consultant conceives or develops, either alone or with others, at any time during his engagement by the Company, is and shall remain the exclusive property of the Company. The Consultant further recognizes, acknowledges and agrees that, to enable the Company to perform services for its customers or its clients, such customers or clients may furnish to the Company or the Consultant Confidential Information concerning their business affairs, property, methods of operation or other data, that the goodwill afforded to the Company depends on the Company and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of the Company for all purposes under this Agreement.

6.02 The Consultant agrees that, except as directed by the Company, the Consultant will not at any time, whether during or after his engagement with the Company, use or disclose to any person for any purpose other than for the benefit of the Company any Confidential Information, or permit any person to use, examine and/or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether prepared by the Consultant or otherwise coming into the Company's possession or control without the prior written permission of the Company.

6.03 The Consultant agrees that upon request by the Company and in any event upon termination of engagement, the Consultant shall turn over to the Company (or provide proof of destruction of) all Confidential Information in the Consultant's possession or under his control which was created pursuant to, is connected with or derived from the Consultant's services to the Company, or which is related in any manner to the Company's business activities or research and development efforts, whether or not such materials are in the Consultant's possession as of the date of this Agreement.

7.00 Saving Provision
---------------------

7.01 The Company and the Consultant agree and stipulate that the agreements and covenants contained in the preceding sections 5.00 and 6.00, including the scope of the restricted activities described therein and the duration and geographic extent of such restrictions, are fair and reasonably necessary for the protection of the parties and the information described, goodwill and other protectable interests, in light of all of the facts and circumstances of the relationship between the Consultant and the Company. In the event a court of competent jurisdiction should decline to enforce any provision of the preceding paragraphs, such paragraphs shall be deemed to be modified to restrict them to the maximum extent, in both time and geography which the court shall find enforceable.

8.00 Injunctive Relief
----------------------

8.01 Each party acknowledges that a breach or threatened breach of any of the covenants or other agreements contained herein would give rise to irreparable injury to the party relying on such covenant or other agreement which injury would be inadequately compensable in money damages. Accordingly, such party or where appropriate, a client of such party, may seek and obtain an injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available.

8.02 The parties acknowledge and agree that the covenants contained herein are necessary for the protection of the parties' respective legitimate business interests and are reasonable in scope and content.

                                                            Consulting Agreement
                                                                          Page 6


9.00 General
------------

9.01 This Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of the State of Washington, and the laws of the United States applicable therein, and all disputes and claims, whether for specific performance, injunction, declaration or otherwise howsoever both at law and in equity, arising out of or in any way connected with this Agreement will be referred to the courts of the State of Washington exclusively, and, by execution and delivery of this Agreement, each party hereby irrevocably submits and attorns to such jurisdiction.

9.02 In the event it becomes necessary to enforce this Agreement through legal action, whether or not a suit is actually commenced, the party which obtains substantial success in a legal action shall be entitled to his or actual reasonable solicitor's fees and disbursements.

9.03 Any reference in this Agreement in the masculine gender shall include the feminine and neuter genders, and vice versa, as appropriate. Any reference in this Agreement in the singular shall mean the plural and vice versa, as appropriate.

9.04 There is no verbal or other agreement that may modify or affect this Agreement.

9.05 All dollars expressed in this Agreement are United States dollars.

9.06 This Agreement shall be considered and construed as a single instrument and the failure to perform any of the terms and conditions in this Agreement shall constitute a violation or breach of the entire instrument or Agreement and shall constitute the basis for cancellation or termination.

9.07 The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

9.08 All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by e-mail or other telecommunication facility or on receipt after dispatch by certified or registered first class mail, postage prepaid to the party to whom the same is so given or made to its address noted on the first page.

9.09 This Agreement, including all Schedules attached hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and may not be amended, modified or terminated unless in a written instrument executed by the party or parties sought to be bound.

9.10 This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument and a facsimile copy of this Agreement executed by a party hereto in counterpart or otherwise will be deemed to be a valid and binding Agreement and accepted as an original of the Agreement until such time as each of the parties has an originally executed Agreement in its possession.

                                   SCHEDULE A

Services shall include:

1. assisting in formulating plans and budgets from time to time for the dissemination of information in Europe concerning the Company to its clients, potential clients, existing shareholders, potential investors who have contacted the Company seeking such information, financiers, the media, the brokerage community and others as appropriate;

2. disseminating such information to the persons mentioned in accordance with the marketing plan of the Company to encourage participation in the development of the Company;

3.   bank and institutional liaison and data compilation;

4.   regular reports to the Company;

5. advising the Company on matters concerning corporate finance and arranging introductions for the purpose of sourcing capital; and

6. introducing the Company to prospective financiers and business contacts who could assist in the development of the Company.